UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 21, 2010

GLOBAL AXCESS CORP
(Exact name of registrant as specified in its charter)

Nevada	000-17874	88-0199674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 Belfort Parkway, Suite 165, Jacksonville, Florida		32256
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(904) 280-3950

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On October 21, 2010, Global Axcess Corp., a Nevada corporation (the “Company”) entered into an Amendment One to Employment Agreement (the “Amendment”) with its President and Chief Executive Officer, George McQuain.  The Amendment amends certain terms of the Employment Agreement, dated July 1, 2008 (the “McQuain Employment Agreement”).  The description of the Amendment in this Item 5.02 summarizes several aspects of the Amendment, but is qualified in its entirety by reference to the full Amendment which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference herein.

The Amendment altered the McQuain Employment Agreement in several aspects.  First, it lengthened the period for which Mr. McQuain is entitled to severance pay should his employment be terminated without cause from one year to eighteen months.  Second, the Amendment provides that Mr. McQuain must execute a “Release Agreement” in a form acceptable to the Company within 60 days of any such termination, in order to be entitled to such severance.  Third, the Amendment modifies the non-compete provisions of the McQuain Employment Agreement by clarifying that the “Restricted Business” is business of that the Company is engaged in after the date of expiration or termination of the agreement.  Fourth, the Amendment modifies the change of control provisions of the McQuain Employment Agreement by limiting Mr. McQuain’s diminution of duties termination right to six months, changing the severance period for termination following a change of control from one year to two years, and requiring the execution of a Release Agreement in the same time period as a termination without cause.  Finally, the Amendment contains clarifying provisions related to change of control and termination of service for compliance purposes with Internal Revenue Code Section 409A.

(e)           On October 21, 2010, the Company entered into an Employment Agreement with Michael Loiacono (the “Loiacono Employment Agreement”).   Under the Loiacono Employment Agreement, Mr. Loiacono will serve as the Company’s Chief Financial Officer and Chief Accounting Officer.  Mr. Loiacono has been serving as the Company’s Chief Financial Officer and Chief Accounting Officer since March 2006.  The description of the Loiacono Employment Agreement in this Item 5.02 summarizes several aspects of the agreement, but is qualified in its entirety by reference to the full Amendment which is attached hereto as Exhibit 10.2 and is hereby incorporated by reference herein.

Under the terms of the Loiacono Employment Agreement, Mr. Loiacono will receive an annual base salary of $170,000, which is subject to adjustment from time to time at the discretion of the Company.  The Employment Agreement is effective as of October 1, 2010, provides for a one-year employment term, and provides that if the Loiacono Employment Agreement is not otherwise terminated, it will be automatically extended for successive periods of one year at the end of each calendar year.

The Loiacono Employment Agreement provides that during the term of the agreement and for a period of one year and six months after the termination of the agreement for any reason, Mr. Loiacono will not directly or indirectly employ or solicit employees of the Company, compete with the Company for its customers in any state where the Company does business, interfere with relationships of the Company, or provide information about the Company to competitors of the Company.

The Loiacono Employment Agreement provides that if Mr. Loiacono is terminated by the Company without cause, and provided he complies with the restrictive covenants of the Employment Agreement and signs a release agreement provided by the Company, he will continue to receive his base salary for the following time period:  (1) if the termination occurs during the initial term, for the remaining portion of such initial term, or for none months after the date of termination of his employment, whichever is longer, or (2) if the termination occurs after the initial term, for nine months after the date of termination of his employment.  In addition, Mr. Loiacono will continue to receive benefits for the applicable time period, and the Company will pay him for any bonuses earned by the date of termination. The Loiacono Employment Agreement further provides that if there is a “change in control,” Mr. Loiacono will be entitled to receive the same benefits that he would be entitled to receive if he were terminated without cause by the Company, provided, however, that the severance pay period would be one year instead of nine months.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amendment One to Employment Agreement, dated October 21, 2010, by and among the Company and George McQuain.

10.2	Employment Agreement, dated October 21, 2010, by and between the Company and Michael Loiacono.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL AXCESS CORP

By:	/s/ George McQuain
Name:	George McQuain
Title:	Chief Executive Officer

Dated:  October 26, 2010